CONSENT OF JOHN RAJALA

The undersigned hereby consents to the references to, and the information derived from, (i) the report titled "Masbate Gold Operation, Republic of Philippines, NI 43-101 Technical Report on Operations" dated effective December 31, 2016, (ii) the report titled "Fekola Gold Mine, Mali, NI 43-101 Technical Report" dated effective December 31, 2019, (iii) the report titled "Otjikoto Gold Mine, Namibia, NI 43-101 Technical Report" dated December 31, 2018, (iv) the report titled "Gramalote Project, Colombia, NI 43-101 Technical Report" dated effective December 31, 2019, and to the references, as applicable, to the undersigned's name included in or incorporated by reference in this registration statement on Form S-8 of B2Gold Corp.

/s/ John Rajala
John Rajala
June 15, 2020